Exhibit 10.5

Strategic Storage Operating Partnership, L.P.

September 4, 2014

[                                     ]

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

RE:	Executive Severance

Dear [                    ]:

Strategic Storage Operating Partnership, L.P. (the “Company” with its parent Strategic Storage Trust, Inc. “REIT,” and collectively with SSOP, “Company”) is pleased to offer you, as [                            ], the severance benefits described below in exchange for your agreement to protect the legitimate business interests of the Company following your separation from employment. Capitalized terms in this letter are defined on Attachment A.

SECTION 1: BENEFITS

Upon your Separation from Service and your compliance with the obligations set forth below, you will be entitled to receive certain separation benefits. No payments will be due under this agreement unless and until you have a Separation from Service. Your benefits are, as follows:

Benefits Upon Voluntary Separation from Service

If you voluntarily terminate your employment with the Company, you will be entitled to a separation payment totaling Ten Thousand Dollars and no/100 cents ($10,000.00). This payment will be made to you in one installment within thirty (30) days of the date of your Separation from Service. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

Benefits Upon Separation From Service For Cause

If the Company terminates your employment for Cause, you will be entitled to a separation payment totaling Ten Thousand Dollars and no/100 cents ($10,000.00). Before terminating your employment for Cause, the Company must provide to you written notice of the grounds warranting termination for Cause and give you at least thirty (30) days after such notice to cure and remedy your conduct to the reasonable satisfaction of the Company, in which event, any termination after such cure shall be termination Not for Cause. This payment will be made to you in one installment within thirty (30) days of the date of your Separation from Service. The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

Benefits Upon Involuntary Termination, Not for Cause or Due to Change in Control

If the Company terminates your employment for any reason other than for Cause, and there has been no Change in Control, you will be entitled to receive separation payments totaling an amount equal to one (1) times the sum of (i) your Base Salary for the applicable fiscal year and (ii) your Target Bonus for the first fiscal year of operation and thereafter as the average bonus received over the most recently completed fiscal years until such time as three full years has occurred at which point the averaging used will be three.

These payments will be made to you in equal monthly installments over twelve (12) months beginning on the first day of the month following your Separation from Service, provided that all installments are completed no later than December 31 of the second year following the year in which your Separation from Service occurs. (If the total amount of these severance payments exceeds the 409A Separation Pay Limit, then the amount in excess of that limit will be paid to you in a lump sum on March 15 of the year following your Separation from Service.) The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

Benefits Upon Death or Disability

If you die or terminate employment due to a Disability, you (or your estate) will be entitled to receive separation payments totaling an amount equal to your Base Salary through the end of the applicable fiscal year, plus any accrued but unpaid Target Bonus (in addition to any proceeds of any disability/death benefits and accelerated vesting of any equity awards if provided for in any equity incentive plans or other equity plans of the Company then in force).

These payments will be made to you or your estate, as applicable, in equal monthly installments over twelve (12) months beginning on the first day of the month following your death or Separation from Service, provided that all installments are completed no later than December 31 of the second year following the year in which your death or Separation from Service occurs. (If the total amount of these severance payments exceeds the 409A Separation Pay Limit, then the amount in excess of that limit will be paid to you or your estate in a lump sum on March 15 of the year following your death Separation from Service.) The Company will withhold from any amounts payable to you or your estate all legally required federal, state, city and local taxes.

Benefits Upon Involuntary Termination Due to Change in Control

If, within two (2) years of a Change in Control, either the Company terminates your employment without Cause or you terminate your employment for Good Reason, you will be entitled to receive separation payments totaling an amount equal to two (2) times the sum of (i) your Base Salary for the applicable fiscal year and (ii) your Target Bonus for the first fiscal year of operation and thereafter as the average bonus received over the most recently completed fiscal years until such time as three full years has occurred at which point the averaging used will be three.

These payments will be made to you in equal monthly installments over twelve (12) months beginning on the first day of the month following your Separation from Service, provided that all installments are completed no later than December 31 of the second year following the year in which your Separation from Service occurs. (If the total amount of these severance payments exceeds the 409A Separation Pay Limit, then the amount in excess of that limit will be paid to you in a lump sum on March 15 of the year following your Separation from Service.) The Company will withhold from any amounts payable to you all legally required federal, state, city and local taxes.

SECTION 2: CONDITIONS TO RECEIVE SEVERANCE BENEFITS

In order to receive the severance benefit payments described above, (except in the event of death) you must live up to certain conditions. If you fail to do so, your right to receive severance benefit payments will end immediately. These conditions are:

A.	For a period of one (1) year following your Separation from Employment, you may not use or disclose to anyone any Confidential Information belonging to the Company to which you may have had access while employed by the Company.

B.	Promptly upon your separation from employment by the Company, you and the Company agree to execute a General Release of All Claims and Covenant Not to Sue in the form then in general use by the Company.

C.	For a period of one (1) year following your separation from employment by the Company, you may not, directly or indirectly, without obtaining prior approval from the Company, encourage or solicit any then-current employee of the Company to separate from employment by the Company.

D.	Within ten (10) days of your date of separation from employment by the Company, you must return to the Company all Trade Secrets and Confidential Information or other tangible things, including all computers, computer disks or other media, files, reports, financial data, handbooks, training materials, marketing or strategic reports, policy statements, programs, and other documents or tangible things provided to you by the Company or acquired by you as a result of your employment by the Company. You may not retain any copies or remove or participate in removing any such materials or things from the premises of Company.

SECTION 3: OTHER PROVISIONS

A.	Anything to the contrary contained herein notwithstanding, in the event of a separation from employment due to death or in the event that you die before you have received all of your separation payments, your designee in writing or, if none, your estate will receive the balance of the separation payments otherwise due to you, in accordance with the payment schedule on which such payments would have been made to you.

B.	If you violate or fail to comply with any of the conditions as set forth in Section 2 above, no further severance benefits will become due or be paid to you (or your surviving spouse, designee or estate).

C.	For a period of one (1) year following your separation of employment by the Company, if you become, without obtaining advance written consent by the Company, an owner of more than 5% of any enterprise that derives more than twenty percent (20%) of its consolidated gross revenue from a business which engages in the ownership and operation of self-storage facilities or competes with the Company, no further severance benefits will become due or be paid to you (or your surviving spouse, designee or estate).

D.	All payments hereunder are intended to satisfy the “separation pay” exemption under Treas. Reg. §1.409A-1(n) and / or the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A.

E.	You understand and agree that the non-solicitation and non-disclosure obligations described above are acceptable to you and are reasonable in light of the nature of the business of Company, your access to information while an employee of the Company, the opportunities, contacts, and professional development you have received during your employment by the Company and the Company’s legitimate need to protect its good will and guard against the disclosure or misuse of its proprietary information.

F.	Once accepted by you, the terms set forth in this letter may not be amended or terminated by either you or the Company except in a written document executed by both parties. This offer, whether or not accepted by you, will not change your status as an at-will employee of Company. Any action required of or permitted by the Company under this letter shall be by resolution of the Board of Directors, by a committee of the Board of Directors, or by a person or persons authorized by resolution of the Board of Directors or a committee of the Board of Directors.

G.	The terms of, and any dispute arising under, this letter will be governed by the laws of Delaware. You agree that any litigation arising out of or under this letter will be commenced and maintained only in the state or federal courts within the state of Delaware.

[Signature page to follow]

If the foregoing is acceptable to you, please so indicate by signing a copy of this letter where indicated below and returning it to the Company.

Very truly yours,

STRATEGIC STORAGE OPERATING PARTNERSHIP, L.P.

By:

Title:
[ ] of the General Partner

Agreed and accepted this 4th day of September, 2014

[                        ]

ATTACHMENT A

The following definitions apply to the attached Executive Severance letter:

“Base Salary” means a base salary as approved by the General Partner, and as may be adjusted from time to time.

“Cause” means any of the following, as determined in the reasonable discretion of the Board of Directors, after providing you specific charges and the opportunity to respond thereto: (i) your willful and continued failure to substantially perform your substantially duties as an officer or employee of the Company, which failure, if curable, is not cured within thirty (30) days after written notice is given to you thereof, (ii) any material action by you which involves willful misfeasance or gross negligence, (iii) the requirement of, or direction by, a federal or state regulatory agency which has jurisdiction over the Company to terminate your employment, (iv) any conduct, action or inaction by you which causes substantially diminished good will or otherwise is deemed substantially harmful or contrary to the interests of the Company, (v) your conviction of any criminal offense which involves dishonesty or breach of trust, or (vi) any intentional and material breach or violation by you of a material term, condition, or covenant of any agreement between you and the Company or condition of your employment, including the Company’s Code of Conduct.

“Change in Control” means the first to occur of any of the following events:

a.     The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five (25%) or more of the combined voting power of the then outstanding voting securities of REIT;

b.     The consummation of: a merger or consolidation if REIT stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of REIT outstanding immediately before such merger or consolidation;

c.     the date a majority of members of REIT’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

d.     a dissolution or liquidation of Company, or the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change in control event under this paragraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

“Code” means the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

“Confidential Information” means any data or information that is important to the Company, is competitively sensitive, and is not generally known by the public, and includes, without limitation: (1) the sales records, profit and performance records, pricing manuals, models and related materials, sales manuals, training manuals, selling and pricing procedures, and financing methods of the Company; (2) customer and tenant lists, the special demands of particular customers and tenants, and the current and anticipated requirements of customers and tenants for the properties, products and services of the Company; (3) the specifications of any new properties, products or services under development by the Company; and (4) the business plans, marketing strategies, and internal financial statements and projections of the Company. “Confidential Information” does not include information that is or becomes generally known to the public; or was already known by you prior to employment by the Company; or that you obtain from an independent source having, to your knowledge, a bona fide right to use and disclose such information; or that the Company approves for unrestricted release by express authorization.

“409A Separation Pay Limit” means the lesser of 2 times your annual compensation or two times the Code Section 401(a)(17) limit, as indexed ($510,000 total for 2014), as determined in compliance with Treas. Reg. §1.409A-1(n).

“Good Reason” means that you terminate your employment with the Company because, within the twelve (12) month period preceding your Separation from Service, one or more of the following conditions arose and you notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days of such notice:

a.     a material diminution in your base salary as in effect on the date hereof or as the same may be increased from time to time;

b.     a material diminution in your authority, duties, or responsibilities; or

c.     a forced move to a location more than sixty (60) miles from your place of business.

“Separation from Service” means the termination of your employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of your employment and whether the Company and you intended for you to provide significant services for the Company following such termination. A change in your employment status will not be considered a Separation from Service if:

a.     you continue to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

b.     you continue to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

“Target Bonus” means your target annual cash performance bonus as determined as a percentage of your Base Salary by the General Partner.